Exhibit 99
              Bull Run Corporation Announces Third Quarter Results

 Operating Results of Host Communications, Bull Run's Wholly Owned Subsidiary,
                     Significantly Improved Over Prior Year

      ATLANTA, July 16 /PRNewswire-FirstCall/ -- Bull Run Corporation (Nasdaq:
BULL) today announced that its wholly-owned operating subsidiary, Host Communications, Inc., continued to generate significantly improved operating results for the third fiscal quarter ended May 31, 2003 compared to the same period last year. Bull Run, through Host Communications, provides affinity, multimedia, promotional and event management services to universities, athletic conferences, corporations and associations.

      For the nine months ended May 31, 2003, Bull Run reported income from operations of $3,810,000 compared to a loss from operations of $(8,151,000) for the same period last year. The current year-to-date results include nonrecurring consulting income of $5,267,000. For the three months ended May 31, 2003, Bull Run reduced its loss from operations to $(738,000) from $(5,069,000) for the same period last year. Operating income generated by the Company's Host Communications operating unit improved by more than $4.2 million for the quarter ended May 31, 2003 compared to the same period last year, and by more than $6.1 million for the nine months ended May 31, 2003 compared to the prior year. The improvement in Host's operating results was achieved through the restructuring and elimination of certain contractual obligations and relationships, as well as other cost reduction initiatives taken during the prior fiscal year.

      Total revenue was $18,154,000 and $66,889,000 for the three months and nine months ended May 31, 2003, respectively, compared to $32,416,000 and $92,163,000 for the same respective periods in the prior year. Total revenue has declined in the current year primarily as a result of the restructure and elimination of certain contracts, which produced unfavorable operating results in the prior year.

      The Company is subject to certain non-operating, non-cash charges and adjustments. During the Company's current fiscal year, Gray Television, Inc. issued shares of its common stock at a per share price that was less than the Company's carrying value per share of Gray common stock owned by the Company. As a result, the Company incurred a non-cash loss on its investment in Gray of $(2,339,000). The issuance of shares by Gray facilitated Gray's acquisition of sixteen additional television stations, increasing the total number of television stations owned by Gray to 29 stations serving 25 markets. Of Gray's 29 stations, 23 rank #1 in local news audience and 22 rank #1 in overall audience in their respective markets. The Company currently owns 4% of the outstanding common stock of Gray, representing 18% of the voting power.

      Other non-operating non-cash losses, net of gains, totaled $(2,040,000) and $(6,227,000) for the three months and nine months ended May 31, 2003, respectively, compared to $(3,866,000) and $(10,101,000) for the same respective periods in the prior year. As a result of the improved operating performance and the reduction in the amount of non-operating non-cash charges, the Company's resulting net loss for the three months and nine months ended May 31, 2003 of $(4,659,000) and $(10,945,000), respectively, compared to the prior year's net loss of $(7,396,000) and $(16,764,000) for the same respective periods.

      Forward-Looking Statements

      Certain statements in this press release are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

      Contacts: Robert S. Prather, Jr., Bull Run's President & Chief Executive Officer, at (404) 266-8333, or Gordon D. Whitener, Chief Executive Officer of Host Communications, Inc., at (859) 226-4356

      Summarized financial results for the quarter and nine months ended May 31, 2003 and 2002 follow:

                              BULL RUN CORPORATION
                  Comparative Results of Operations (Unaudited)
                    (in thousands, except per share amounts)

                                        Three Months Ended Nine Months Ended
                                             May 31,            May 31,
                                           2003     2002      2003      2002

Revenue from services rendered       $18,154   $32,416   $66,889    $92,163
Operating costs and expenses:
  Direct operating costs for
   services rendered                  11,873    29,404    42,718     75,954
  Selling, general and
   administrative                      6,715     7,770    19,449     23,392
  Amortization of acquisition
   intangibles                           304       311       912        968
                                      18,892    37,485    63,079    100,314
    Income (loss) from operations       (738)   (5,069)    3,810     (8,151)
Equity in earnings (losses) of
 affiliated companies                     40      (200)     (153)    (2,034)
Net change in value of certain
 derivative instruments                  155      (446)   (1,708)    (3,305)
Loss on issuance of shares by
 affiliate                                                (2,339)
Gain (loss) on investment
 dispositions and
 investment valuation
 adjustments                          (1,650)   (2,572)   (2,627)       492
Debt issue cost amortization            (585)     (648)   (1,739)    (2,190)
Interest and other, net               (1,881)   (2,216)   (6,189)    (6,705)
    Loss before income taxes and
     cumulative effect
     adjustment                       (4,659)  (11,151)  (10,945)   (21,893)
Income tax benefit                               3,755                7,749
    Loss before cumulative effect
     adjustment                       (4,659)   (7,396)  (10,945)   (14,144)
Proportionate share of affiliate's
 cumulative effect of
 accounting change                                                   (2,620)
   Net loss                           (4,659)   (7,396)  (10,945)   (16,764)
Preferred dividends                     (288)     (121)     (828)      (309)
   Net loss available to common
    stockholders                     $(4,947)  $(7,517) $(11,773)  $(17,073)
Loss per share available to common
 stockholders,
 basic and diluted:
    Loss before cumulative effect
     adjustment                       $(1.25)   $(2.03)   $(3.03)    $(3.96)
    Cumulative effect of
     accounting change                                                (0.72)
  Net loss available to common
   stockholders                       $(1.25)   $(2.03)   $(3.03)    $(4.68)
Weighted average number of shares
 outstanding,
 basic and diluted                     3,971     3,697     3,890      3,648


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